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                                                                    Exhibit 3.02


                            CERTIFICATE OF AMENDMENT

                                     OF THE

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                  FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

                     ------------------------------------

            Fairchild Semiconductor International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), does hereby certify:

      FIRST: That at a meeting of the board of directors of the Company duly held on February 26 and 27, 2003, resolutions were duly adopted setting forth proposed amendments to the Restated Certificate of Incorporation of the Company, declaring said amendments to be advisable and calling for consideration of said proposed amendments by the stockholders of the Company. The resolutions setting forth the proposed amendments were as follows:

            Amendment to Eliminate Class B Common Stock and Rename Class A Common Stock as Common Stock

                  RESOLVED, that Subsection B of Section 5 of the Restated
            Certificate of Incorporation be replaced in its entirety with the following:

                  B.    COMMON STOCK

                              All shares of Common Stock shall be identical and
                  shall entitle the holders thereof to the same rights and privileges.

                              (a) Dividends. Holders of Common Stock shall be entitled to receive ratably on a per share basis such dividends as may be declared by the board of directors.

                              (b) Distribution of Assets. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders.
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                              (c)   Voting Rights. The holders of Common Stock
                  shall have the general right to vote for all purposes as provided by law. Each holder of Common Stock shall be entitled
                  (i) at all elections of directors, to as many votes as shall equal the number of shares of Common Stock held by such holder multiplied by the number of directors to be elected, and such holder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as such holder may see fit, and (ii) to one vote for each share upon all other matters.

                  RESOLVED, FURTHER, that the Restated Certificate of
            Incorporation be amended throughout by replacing the term "Class A Common Stock" with the term "Common Stock".

            Amendment to Increase the Number of Shares of Common Stock Authorized for Issuance

                  RESOLVED, that the first paragraph of Section 5 of the
            Restated Certificate of Incorporation be replaced in its entirety with the following:

                  5. Authorized Capital. The aggregate number of shares of stock which the Corporation shall have authority to issue is 340,100,000 shares, divided into two classes consisting of 100,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"); and 340,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"). Shares of stock of the Corporation designated as "Class A Common Stock, par value $.01 per share" and outstanding before the time of effectiveness of this paragraph shall be deemed shares of "Common Stock" as of and following such time for all purposes, and holders thereof shall be entitled to all of the rights and privileges to which holders of Common Stock are entitled. Any security of the Corporation that was outstanding before the time of effectiveness of this paragraph and that was convertible into or exercisable for shares designated as "Class A Common Stock" shall be convertible or exercisable for shares of Common Stock to the same extent as it was exercisable or convertible for shares of such Class A Common Stock.


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            Amendment to Increase the Maximum Size of the Board of Directors

                  RESOLVED, that Section 7 of the Restated Certificate of
            Incorporation be replaced in its entirety with the following:

                  7. Board of Directors. The board of directors of the Corporation shall be comprised of not fewer than seven and not more than 13 members, provided that if the death, incapacity or resignation of a director results in the board of directors being comprised of fewer than seven members, actions of the board of directors which are otherwise valid and taken between the time of such death, incapacity or resignation and the next meeting of stockholders at which a director is elected to fill such vacancy shall nevertheless be valid. Directors of the Corporation shall not be divided into classes. The term of each director shall expire at each annual meeting of stockholders. Elections of directors need not be by written ballot unless and except to the extent the bylaws of the Corporation shall so provide.

      SECOND: That thereafter, pursuant to the resolutions of the board of directors, the proposed amendments were duly approved by the stockholders of the Company's Class A Common Stock at the Company's Annual Meeting of Stockholders on May 8, 2003.

      THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by Daniel E. Boxer, its Senior Executive Vice President and Corporate Secretary, this 16th day of May, 2003.



                                         By: /s/ Daniel E. Boxer
                                             -----------------------------------
                                             Daniel E. Boxer
                                             Senior Executive Vice President
                                             and Corporate Secretary


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